Non-Employee Director Compensation Summary

Annual Retainer

$25,000

$5,000 for serving as chair of the audit or compensation committee*

Retainers are payable in cash, restricted stock or restricted stock units, at the director’s election.

Board and committee meeting fees

$1,000 per meeting

Initial equity award upon joining Board

1,500 shares

Annual equity award

1,000 shares**

*             Effective as of the 2005 annual meeting of shareholders, the chair of the audit committee will receive an annual retainer of $7,500.  Other committee chairs will receive an annual retainer of $5,000.

**          Effective as of the 2005 annual meeting of shareholders, the annual equity award will increase to 2,300 shares.

Named Executive Officer Compensation Summary

2005 salaries for named executive officers:

Name	Title	Salary
R. Halsey Wise	President and Chief Executive Officer	$577,500
Larry J. Laster	Executive Vice President and Chief Financial Officer	300,000
R. Reid French, Jr.	Executive Vice President of Strategic Planning and Corporate Development	300,000
William E. Salter	President, Intergraph Solutions Group	312,000
Gerhard Sallinger	President, Intergraph Process, Power & Marine	436,725

* Mr. Sallinger’s salary was set at 352,000 euros and translated to U.S. dollars.

Bonuses for 2004 performance paid to the named executive officers pursuant to the 2004 Cash Incentive Plan:

Name	Title	Bonus
R. Halsey Wise	President and Chief Executive Officer	$798,150
Larry J. Laster	Executive Vice President and Chief Financial Officer	310,950
R. Reid French, Jr.	Executive Vice President of Strategic Planning and Corporate Development	284,610
William E. Salter	President, ISG	243,390
Gerhard Sallinger	President, PPM	231,804

The named executive officers also participate in the Company’s 2005 Cash Bonus Plan and receive long-term incentive awards pursuant to the Company’s shareholder approved equity incentive plans.

Additional Information

The foregoing information is summary in nature.  Additional information regarding director and named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2005 annual meeting of shareholders.